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                                                                    EXHIBIT 99.1


                 LAMAR ADVERTISING COMPANY ANNOUNCES CLOSING ON
                       PENN ADVERTISING, INC. ACQUISITION


         BATON ROUGE, La.--(BUSINESS WIRE)--April 1, 1997--Lamar Advertising Company (Nasdaq:LAMR) a leading owner and operator of outdoor advertising and logo sign displays, today announced that it has completed its acquisition of Penn Advertising, Inc. for a net cash purchase price of $120.5 million after giving effect to the sale of certain of the Penn assets referred to below.

         The Penn acquisition further expands Lamar's operations in Pennsylvania and provides entry into the state of New York. The acquisition adds approximately 8,500 displays to Lamar's existing approximate display count of 30,000. Lamar has agreed to sell approximately 1,400 of the displays acquired from Penn located in Baltimore, Maryland to Universal Outdoor, Inc. for a cash purchase price of $46.5 million. Lamar's sale of the Baltimore market comports with its overall strategy of operating in markets with a media market industry ranking based on population of between 50 and 250. The sale to Universal is subject to expiration of the Hart-Scott-Rodino filing period and satisfaction of other closing conditions.

         As part of its strategy to expand through acquisitions, since December, 1996 Lamar has also acquired approximately 200 outdoor advertising displays in 6 existing markets through several smaller acquisitions totalling $1.6 million.

         In addition, Lamar has also expanded its transit advertising operations by acquiring Shelter Ads, Inc. on Feb. 20, 1997 for cash purchase price of approximately $1.1 million. The purchase included approximately 400 bus shelter faces in the new Lamar markets of Greenville, Spartanburg, North Charleston, S.C. as well as the existing Lamar markets of Columbia, S.C. and Augusta, GA.

         Lamar Advertising Company is an owner and operator of outdoor advertising structures, with 49 primary markets in 16 states. Lamar also operates the largest logo sign business in the United States in 18 of 22 states that currently have privatized logo programs and a tourist-oriented directional signage (TODS) program in the province of Ontario, Canada.

         Contact:          Lamar Advertising Company, Baton Rouge
                           Keith A. Istre 504/926-1000.